Exhibit 2.12

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Assignment and Amendment”) is made and entered into as of October 31, 2012 (the “Effective Date”) by and between WINYAH NURSING HOME, LLC (“Seller”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company or its permitted assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller (incorrectly named as Winyah Nursing Home, Inc.) and Purchaser are parties to that certain Purchase and Sale Agreement dated as of August 9, 2012 (the “Agreement”); and

WHEREAS, Purchaser and Seller desire to amend the Agreement to extend the Closing Date on the terms hereinafter set forth.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.             Capitalized Terms. Capitalized but undefined terms used in this Amendment shall have the meanings set forth in the Agreement.

2.             Seller.  Seller hereby confirms that the original Agreement erroneously identified “Winyah Nursing Home, Inc.” as the seller and owner of the Facility.  Seller confirms that it is the current owner of the Facility.  Accordingly, from and after the date hereof, the defined term “Seller” as set forth in the Agreement is amended to be “Winyah Nursing Home, LLC.”

3.             Closing Date.  The Agreement is hereby amended to provide that the Closing Date is extended to and shall be December 27, 2012.

4.             Extension Fee.  Notwithstanding the provisions of Section 2.2 of the Agreement, in exchange for Seller’s agreement to extend the Closing Date as set forth herein, Purchaser shall deliver $50,000.00 (the “Extension Fee”) to Seller in accordance with the wire instructions attached hereto as Exhibit A.  Notwithstanding the delivery of the Extension Fee to Seller in accordance with this Amendment, the parties acknowledge and agree that the Extension Fee shall be a credit against the Cash Consideration portion of the Purchase Price (in addition to the existing $50,000 Deposit currently being held by the Escrow Agent) at Closing (or in the event of a Seller default resulting in the failure of the transaction contemplated by the Agreement to close, returned to Purchaser).

5.             Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

6.             Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

IN WITNESS WHEREOF, each party has caused this instrument to be executed as of the date set forth hereinabove.

SELLER:		PURCHASER:

WINYAH NURSING HOME, LLC, a South Carolina limited liability company		ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company

By:	/s/ Martha F. Tatum	By:	/s/ Boyd P. Gentry
	Martha F. Tatum, Chief Executive Officer		Boyd P. Gentry, Manager